UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2022

Instil Bio, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	001-40215	83-2072195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3963 Maple Avenue, Suite 350 Dallas, Texas	75219
(Address of Principal Executive Offices)	(Zip Code)
(972) 499-3350
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value	TIL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 10, 2022, Complex Therapeutics Mezzanine LLC, a Delaware limited liability company (“Mezzanine Borrower”) and a wholly-owned subsidiary of Instil Bio, Inc. (the “Company”), and Complex Therapeutics LLC, a Delaware limited liability company (the “Mortgage Borrower” and, together with the Mezzanine Borrower, the “Borrowers”) and wholly-owned subsidiary of the Mezzanine Borrower and wholly-owned indirect subsidiary of the Company, entered into loan agreements (collectively, the “Loan Agreements”) with OPG Hermes Investment (DE) LLC, a Delaware limited liability company, an affiliate of Oxford Properties Group (collectively, the “Lenders”), for a mortgage construction loan and a mezzanine construction loan (collectively, the “Construction Loans”) in the original combined aggregate principal amount of up to $85.0 million. The Company intends to use the proceeds of the Construction Loans for the construction and development of its manufacturing facility in Los Angeles, California (the “Property”), which is owned directly by the Mortgage Borrower. The Construction Loans closed on June 10, 2022 (the “Closing Date”).

The Construction Loans provide for an initial advance of $51.5 million to reimburse the Borrowers for the construction and development costs of the Property to the Closing Date, with future advances of up to $32.9 million to fund the remaining construction and development costs of the Property in accordance with the construction budget approved by the Lenders, subject to certain conditions. The Construction Loans require a monthly interest payment based on a blended rate equal to the One-Month Term SOFR plus 5.25%, subject to a One-Month Term SOFR floor equal to the greater of (i) One-Month Term SOFR as of the Closing Date and (ii) 0.05%. The Construction Loans have an initial term of three years, with two one-year extension options, subject to certain conditions, including the absence of any default, payment of a 0.25% extension fee and the Property’s achievement of a specified minimum debt yield. The Borrowers have also purchased interest rate cap agreements with a blended strike rate not to exceed 3.0%.

The Construction Loans may be prepaid, in whole but not in part, but, if prepaid prior to 18 months following the Closing Date, subject to a prepayment premium equal to the interest that would have accrued (at the interest rate in effect at the time of prepayment) from the date of prepayment to the date which is 18 months following the Closing Date, or in the event the Property is sold to an unaffiliated third party and the Construction Loans are prepaid in the first 12 months following the Closing Date, the interest that would have accrued (at the interest rate in effect at the time of prepayment) from the date of prepayment to the date which is 12 months following the Closing Date. No prepayment premium is due if the Construction Loans are prepaid as a result of the sale of the Property to an affiliate of Oxford Properties Group.

The collateral securing the payment and performance of the obligations under the Construction Loans consists of a first priority lien on, and security interest in, (i) substantially all assets of the Mortgage Borrower, including its fee interests in the Property, an assignment of leases and rents, and an assignment of certain contracts and (ii) the pledge of 100% of the limited liability company ownership interests in the Mortgage Borrower by the Mezzanine Borrower. Certain obligations of the Borrowers under the Loan Agreements will be guaranteed by the Company, including the obligation to complete construction of the Project and to contribute a specified equity amount for such purposes.

The Loan Agreements include customary representations and covenants and events of default for financing transactions of this nature.

The foregoing description of the Loan Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Instil Bio, Inc.

Date:	June 13, 2022	By:	/s/ Sandeep Laumas, M.D.
Sandeep Laumas, M.D.
Chief Financial Officer and Chief Business Officer (Principal Financial Officer and Principal Accounting Officer)